EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), made and entered into as of April 30, 2010, is by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Borrower"), the Lenders that are a party to the Credit Agreement (as defined below), and WB QT, LLC, a Delaware limited liability company, a Lender and as agent for the Lenders (in such capacity, the "Agent").

RECITALS

1. The Lenders, the Agent and the Borrower entered into a Credit Agreement dated as of January 31, 2007, as amended by a First Amendment to Credit Agreement dated as of September 13, 2007, a Second Amendment to Credit Agreement dated as of November 6, 2007, a Waiver and Agreement dated as of December 14, 2007, a Third Amendment to Credit Agreement dated as of January 16, 2008, a Fourth Amendment to Credit Agreement dated as of May 30, 2008, a Fifth Amendment to Credit Agreement, dated as of March 12, 2009, a Sixth Amendment to Credit Agreement, dated as of May 27, 2009, and a Seventh Amendment to Credit Agreement, dated as of July 10, 2009 (as so amended, the "Credit Agreement"); and

2. The Borrower desires to amend certain provisions of the Credit Agreement, and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

3. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

    Amendments. The Credit Agreement is hereby amended as follows:

    Section 1.1 of the Credit Agreement is amended by adding the following definitions:

    "Restricted Shares" shall mean unregistered shares of Common Stock issued by the Company to the Lenders pursuant to an exemption from the registration requirements under applicable federal and states securities laws.

    "Restrictive Legend" shall mean the legend set forth below which shall be placed on each share certificate issued to the Agent:

    "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, AND APPLICABLE STATE SECURITIES LAWS, COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES OR (B) THE COMPANY HAS RECEIVED AN OPINION OF AGENT'S COUNSEL SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION."

    Accrual of Interest and Maturity; Evidence of Indebtedness. The last paragraph of Section 2.3(a) is amended and restated in its entirety with the following:

    "Notwithstanding anything to the contrary in this Agreement, amounts due under Sections 2.3(a)(i) and 2.3(a)(ii) may, at the option of the Borrower, be made in Restricted Shares of the Borrower, provided that prior to expiration of the Demand Notice Period or Call Notice Period, as applicable, the Borrower shall have given the Agent notice of its intention to make such payment using Restricted Shares, which notice shall be irrevocable. When making any payment under Section 2.3(a)(i) using Restricted Shares, the value of each such Restricted Share shall be determined based on the Volume-Weighted Average Price for Borrower's common h stock during the Term Loan B VWAP Measurement Period.  The Restricted Shares used for payment shall be delivered to the Agent within three (3) Business Days following the Term Loan B Payment Date ("Term Loan B Stock Delivery Date"). Notwithstanding the foregoing; if a demand or call is made after the First Call Date, then the Volume-Weighted Average Price during the Term Loan B VWAP Measurement Period must be equal to or greater than $0.50 per share (this condition does not apply to any payments required to be made prior to the First Call Date and the Borrower shall be free to use Restricted Shares for those payments without regard to the Volume-Weighted Average Price).  With respect to any call by the Borrower, the maximum amount that the Borrower may pay using Restricted Shares shall be limited to $2,000,000 during any ten (10) Business Day period. In the event that the Restricted Shares are not delivered on or before the Term B Stock Delivery Date, any amounts unpaid as a result thereof shall bear interest at the interest rate determined pursuant to Section 2.6 plus two percent (2%) through the last day of the month in which such shares are delivered. Agent, for itself and the lender, understands that (i) the Restricted Shares may not be sold or otherwise transferred without registration under the Securities Act and applicable state securities laws unless an exemption from registration is available and (ii) that the Borrower has no obligation to ensure, and makes no guarantees, that (a) an exemption from registration is or will be available, (b) that the Restricted Shares can be resold immediately or at any point in the future, (c) that the Restricted Shares will have any other special characteristics, and (d) that the Restricted Shares will contain a Restrictive Legend; provided, however, the Restrictive Legend shall be removed if (i) such Restricted Shares are registered under the Securities Act and such registration statement is effective, (ii) such Restricted Shares are sold or transferred pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), (iii) such Restricted Shares are eligible for sale under Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Commission).

    Counterparts. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment Documents may execute any such agreement by executing a counterpart of such agreement.

This Agreement is made and entered into on the date first written above.

QUANTUM FUEL SYSTEMS

TECHNOLOGIES WORLDWIDE, INC. WB QT, LLC

By:/s/ Kenneth R. Lombardo By:/s/ Jonathan Wood

Kenneth R. Lombardo

Its: Vice President Its:Director